Exhibit 99.2

KAR Auction Services, Inc.

Q1 2013 Supplemental Financial Information

May 1, 2013

KAR Auction Services, Inc.

EBITDA and Adjusted EBITDA Measures

EBITDA and Adjusted EBITDA Measures

EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.

EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization.  Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations.  Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors.  In addition, management uses Adjusted EBITDA to evaluate our performance and to evaluate results relative to incentive compensation targets.  EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP.  These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended March 31, 2013
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$15.7	$9.8	$18.7	$(15.1)	$29.1
Add back:
Income taxes	7.9	5.9	11.5	(8.3)	17.0
Interest expense, net of interest income	0.2	0.3	3.8	24.4	28.7
Depreciation and amortization	21.4	18.4	6.4	1.1	47.3
Intercompany	15.7	9.6	(4.6)	(20.7)	—
EBITDA	60.9	44.0	35.8	(18.6)	122.1
Adjustments	3.3	(0.1)	(2.7)	2.8	3.3
Superstorm Sandy	—	10.8	—	—	10.8
Adjusted EBITDA	$64.2	$54.7	$33.1	$(15.8)	$136.2

	Three Months Ended March 31, 2012
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$9.0	$18.3	$16.3	$(17.6)	$26.0
Add back:
Income taxes	7.2	12.1	9.6	(10.5)	18.4
Interest expense, net of interest income	0.3	0.4	3.7	25.9	30.3
Depreciation and amortization	25.0	17.1	6.1	0.4	48.6
Intercompany	14.9	9.7	(4.1)	(20.5)	—
EBITDA	56.4	57.6	31.6	(22.3)	123.3
Adjustments	5.9	2.0	(2.5)	6.2	11.6
Adjusted EBITDA	$62.3	$59.6	$29.1	$(16.1)	$134.9

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters.  The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013	March 31, 2013

Net income	$23.9	$19.2	$22.9	$29.1	$95.1
Add back:
Income taxes	20.2	13.8	7.2	17.0	58.2
Interest expense, net of interest income	29.6	29.8	29.4	28.7	117.5
Depreciation and amortization	48.0	46.8	46.8	47.3	188.9
EBITDA	121.7	109.6	106.3	122.1	459.7
Nonrecurring charges	3.2	4.0	4.7	6.1	18.0
Noncash charges	6.1	6.8	3.1	0.4	16.4
AFC interest expense	(2.9)	(3.1)	(3.3)	(3.2)	(12.5)
Superstorm Sandy	—	—	9.1	10.8	19.9
Adjusted EBITDA	$128.1	$117.3	$119.9	$136.2	$501.5

Segment Results

ADESA Results

	Three Months Ended March 31,
(Dollars in millions)	2013	2012
ADESA revenue	$283.6	$270.6
Cost of services*	161.6	148.0
Gross profit*	122.0	122.6
Selling, general and administrative	61.5	66.7
Depreciation and amortization	21.4	25.0
Operating profit	$39.1	$30.9
EBITDA	$60.9	$56.4
Adjustments	3.3	5.9
Adjusted EBITDA	$64.2	$62.3

* Exclusive of depreciation and amortization

Revenue for ADESA for the three months ended March 31, 2013, increased $13.0 million, or 5%, to $283.6 million, as compared with $270.6 million for the three months ended March 31, 2012.  Gross profit for ADESA decreased $0.6 million, or 0.5%, to $122.0 million, as compared with $122.6 million for the three months ended March 31, 2012.  Gross margin for ADESA was 43.0% for the three months ended March 31, 2013 versus 45.3% for the three months ended March 31, 2012.  The increase in revenue was primarily a result of a 3% increase in the number of vehicles sold and a 2% increase in revenue per vehicle sold, both as compared to the three months ended March 31, 2012.  The decrease in gross profit was primarily the result of the 9% increase in cost of services, primarily attributable to an increase in purchased vehicles and increased utilization of other lower margin non-auction remarketing services, as well as the costs associated with the increase in vehicles sold. Selling, general and administrative expense decreased $5.2 million to $61.5 million, primarily due to decreases in incentive-based compensation expense, bad debt expense, non-cash compensation expense and travel expenses.

For the three months ended March 31, 2013, ADESA’s used vehicle conversion percentage at physical auction locations declined to 61.3% as compared to 62.6% for the three months ended March 31, 2012.  The decrease in conversion rate was primarily due to an increase in dealer consignment vehicles sold and resulting change in mix of vehicles.  For the three months ended March 31, 2013, dealer consignment vehicles represented approximately 47% of vehicles sold at ADESA physical auctions as compared to approximately 46% for the three months ended March 31, 2012.

IAA Results

	Three Months Ended March 31,
(Dollars in millions)	2013	2012
IAA revenue	$221.6	$189.4
Cost of services*	158.9	111.4
Gross profit*	62.7	78.0
Selling, general and administrative	18.8	19.7
Depreciation and amortization	18.4	17.1
Operating profit	$25.5	$41.2

EBITDA	$44.0	$57.6
Adjustments	(0.1)	2.0
Superstorm Sandy	10.8	—
Adjusted EBITDA	$54.7	$59.6

* Exclusive of depreciation and amortization

Results of Operations

Revenue from IAA for the three months ended March 31, 2013 increased $32.2 million, or 17%, to $221.6 million, as compared with $189.4 million for three months ended March 31, 2012.  Gross profit at IAA decreased 20% to $62.7 million, as compared with $78.0 million for the three months ended March 31, 2012, while the gross margin percentage decreased to 28.3% for the three months ended March 31, 2013, as compared with 41.2% for the three months ended March 31, 2012.  Excluding the impact of revenues and expenses associated with Superstorm Sandy, IAA’s gross margin percentage in the first quarter of 2013 would have been 37.7%.  The increase in revenue for the three months ended March 31, 2013 was primarily a result of a 13% increase in vehicles sold, primarily resulting from the sale of Superstorm Sandy vehicles.  Selling, general and administrative expense decreased $0.9 million, or 5%, to $18.8 million, as compared with $19.7 million for the three months ended March 31, 2012.  The decrease in selling, general and administrative expenses was attributable to decreases in both stock-based and incentive-based compensation expense.

Impact of Superstorm Sandy

In the first quarter of 2013, IAA sold over 40,000 Superstorm Sandy vehicles resulting in revenue of approximately $26.6 million and cost of services of approximately $37.4 million.  Overall, IAA incurred a non-recurring pre-tax net loss of $10.8 million related to the processing of Superstorm Sandy vehicles in the first quarter of 2013.  This net loss has been excluded from Adjusted EBITDA in accordance with the definitions in our Credit Agreement.  These losses are net of auction services revenue realized or to be realized upon the sale of the vehicles.  The significantly higher tow costs incurred in order to respond to the requirements of our customers, increased occupancy costs due to the leasing of temporary locations to process Superstorm Sandy vehicles and increased labor costs for the temporary work force brought into the New York and New Jersey area resulted in a net loss on the sale of the Superstorm Sandy vehicles. In addition, as a result of adverse weather conditions experienced in the United States and the volume of Sandy vehicles sold by IAA in the first quarter of 2013, the inventory of IAA’s total loss vehicles has increased over 10% at March 31, 2013 compared to the prior year.

AFC Results

	Three Months Ended March 31,
(Dollars in millions except volumes and per loan amounts)	2013	2012
AFC revenue	$52.4	$46.9
Cost of services*	10.9	10.0
Gross profit*	41.5	36.9
Selling, general and administrative	5.7	5.3
Depreciation and amortization	6.4	6.1
Operating profit	$29.4	$25.5

EBITDA	$35.8	$31.6
Adjustments	(2.7)	(2.5)
Adjusted EBITDA	$33.1	$29.1

Loan transactions	345,368	318,859
Revenue per loan transaction	$152	$147

* Exclusive of depreciation and amortization

Revenue for AFC for the three months ended March 31, 2013 increased $5.5 million, or 12%, to $52.4 million, as compared with $46.9 million for the three months ended March 31, 2012.  Gross profit at AFC increased $4.6 million, or 12%, to $41.5 million, as compared with $36.9 million for the three months ended March 31, 2012.  Gross margin for AFC was 79.2% for the three months ended March 31, 2013 versus 78.7% for the three months ended March 31, 2012.  The increases in revenue and gross profit were primarily a result of an 8% increase in loan transaction units and a 3% increase in revenue per loan transaction.  The increase in revenue per loan transaction was primarily a result of an increase in the average loan duration, a decrease in the provision for credit losses and an increase in average loan values. Selling, general and administrative expense increased $0.4 million to $5.7 million, primarily as a result of increases in compensation expense and professional fees, partially offset by decreases in stock-based and incentive-based compensation expense.

LIQUIDITY AND CAPITAL RESOURCES

The company believes that the significant indicators of liquidity for its business are cash on hand, cash flow from operations, working capital and amounts available under its credit facility.  The company’s principal sources of liquidity consist of cash generated by operations and borrowings under its revolving credit facility.

(Dollars in millions)	March 31, 2013	December 31, 2012	March 31, 2012
Cash and cash equivalents*	$322.1	$108.7	$125.2
Restricted cash	8.2	11.9	7.1
Working capital	315.3	294.5	237.4
Amounts available under credit facility**	250.0	250.0	250.0
Cash flow from operations	90.8		74.5

* In April 2013, we prepaid the entire $150.0 million principal amount of the floating rate notes with cash on hand.

**KAR Auction Services, Inc. has a $250 million revolving line of credit as part of the company’s Credit Agreement, which was undrawn as of March 31, 2013.  There were related outstanding letters of credit totaling approximately $23.6 million at March 31, 2013 and December 31, 2012, and $24.8 million at March 31, 2012, which reduce the amount available for borrowings under the credit facility.

For the three months ended March 31, 2013, the Company used cash of $22.6 million to purchase property, plant, equipment and computer software.

Non-GAAP Financial Measures

The company provides historical and forward-looking non-GAAP measures called EBITDA, Adjusted EBITDA, adjusted net income and adjusted net income per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.

Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings or dispositions of assets or investments), significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters).  The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period.  Prospective quantification of these items is generally not practicable.  Forward-looking non-GAAP guidance excludes stock-based compensation under certain equity grants related to the 2007 merger, increased depreciation and amortization expense that resulted from the 2007 revaluation of the company’s assets, as well as one-time charges, net of taxes.